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                      August 3, 2023

       Jessica Pan
       Chief Financial Officer
       Himax Technologies, Inc.
       No. 26 Zih Lian Road
       Sinshih District, Tainan City 74148
       Taiwan, Republic of China

                                                        Re: Himax Technologies,
Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 6, 2023
                                                            File No. 000-51847

       Dear Jessica Pan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing